Exhibit 99.1

INTERNATIONAL BARRIER TECHNOLOGY INC.

March 15, 2010

INTERNATIONAL BARRIER ANNOUNCES CLOSING OF
$1.5 MILLION PRIVATE PLACEMENT

Watkins, MN; Vancouver, British Columbia, March 15, 2010 –International Barrier Technology Inc. (the “Company”) (IBTGF: OTCBB; IBH: TSXV) is pleased to announce that it has closed its previously announced private placement of 15,000,000 units at a price of $0.10 per unit for gross proceeds of $1,500,000.  Each unit consists of one common share and one non-transferable share purchase warrant.  Each warrant is exercisable for a period of two years from the closing date, into one additional common share of the Company at a price of $0.15 per share.

All of the securities are subject to a hold period expiring July 16, 2010.

The proceeds from the private placement will be used to continue to fund research and development expenditures, working capital and to bring the Company’s bank credit lines closer to their historical levels.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful. The securities have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On behalf of the Board of Directors of

International Barrier Technology Inc.

Michael D. Huddy

Chief Executive Officer & President

For more information please contact:

International Barrier Technology Inc.

510 4th Street N, P.O. Box 379

Watkins, MN  55389

Telephone: 866-735-3519  Email: www.intlbarrier.com

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